State of Delaware
Secretary of State
Division of Corporations
Delivered 01:30 PM 06/08/2015
FILED 01:30 PM 06/08/2015
SRV 150891270 - 3973176 FILE

CERTIFICATE OF CORRECTION OF CERTIFICATE OF MERGER OF PLC SYSTEMS ACQUISITION CORP. WITH AND INTO VIVEVE, INC.

Viveve, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the corporation is Viveve, Inc.

2. The Certificate of Merger (the "Certificate of Merger") filed by the corporation with the Secretary of State of the State of Delaware on September 23, 2014 requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect in the Certificate of Merger is as follows:

Article FOURTH of the Certificate of Merger stated that the Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation. Article FOURTH inadvertently omitted to state that the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A attached thereto.

4. Article FOURTH of the Certificate of Merger is hereby corrected to read as follows:

The Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in Exhibit A attached hereto.

5. The Certificate of Merger is further corrected by attaching Exhibit A hereto as Exhibit A to the Certificate of Merger.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be signed by Patricia Scheller, the corporation's chief executive officer, this 5th day of June 2015.

By: /s/ Patricia Scheller
Name: Patricia Scheller
Title: Chief Executive Officer

Exhibit A

ARTICLE I

NAME

The name of the corporation is Viveve, Inc. (the "Corporation").

ARTICLE II

ADDRESS

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such registered office is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

A. The aggregate number of shares of capital stock that the Corporation will have authority to issue is 1,000 shares, which shall consist of 1,000 shares of Common Stock, $0.001 par value (the "Common Stock").

B. No stockholder of the Corporation shall, by reason of being a stockholder, have any preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities convertible into or carrying a right to subscribe to or to acquire any shares of any class of the Corporation now or hereafter authorized.

C. The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders. No stockholder shall have the right to cumulate votes at any election of directors of the Corporation. The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so provide.

ARTICLE V

CORPORATE MATTERS

The affairs of the Corporation shall be managed by a Board of Directors. The number of directors of the Corporation shall be from time to time fixed by, or altered in the manner provided in, the Bylaws of the Corporation. The number of directors constituting the initial board of directors is one (1), and the name and address of the person who is to serve as director

until the first annual meeting of the stockholders or until his successor is duly elected and qualified is:

Name	Address
Gregory W. Mann	459 Fortune Boulevard Milford, Massachusetts 01757

ARTICLE VI

AMENDMENTS

In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to adopt, amend, and repeal, from time to time, the Bylaws of the Corporation.

ARTICLE VII

DURATION OF EXISTENCE

The Corporation will have a perpetual existence.

ARTICLE VIII

RIGHT TO AMEND

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

LIABILITY OF DIRECTORS

The liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for acts or omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by the laws of the State of Delaware and any other applicable law, as such laws now exist and to such greater extent as they may provide in the future.

Any repeal or modification of this Certificate of Incorporation shall operate prospectively only and shall not adversely affect the rights existing at the time of such repeal or modification of any of the aforementioned persons.

ARTICLE X

INDEMNIFICATION AND INSURANCE

The Corporation shall indemnify and advance expenses to and may provide indemnity insurance for each person who is or was a director or officer of the Corporation in every capacity in which such person serves for which the Corporation may or is required to indemnify or advance expenses to such person, for amounts incurred by such person in connection with any action, suit, or proceeding to which such person was, is or may be a party by reason of such person's position with the Corporation or service on behalf of the Corporation, when and to the fullest extent permitted or required by the laws of the State of Delaware and any other applicable law, as such laws now exist and to such greater extent as they may provide in the future.

Any repeal or modification of this Certificate of Incorporation shall operate prospectively only and shall not adversely affect the rights existing at the time of such repeal or modification of any of the aforementioned persons.

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